EXHIBIT 99.1
Ambac Announces Second Quarter 2018 Results

•	Net Income of $4.3 million or $0.09 per Diluted Share and Adjusted Earnings[1] of $36.5 million or $0.78 per Diluted Share for the Quarter Ended June 30, 2018

•	Book Value per Share decreased $1.00 to $39.70 and Adjusted Book Value[1] per Share decreased $0.72 to $30.84 at June 30, 2018 from March 31, 2018

•	Key strategic priorities executed during the quarter include

▪	Capital structure simplified and material discount captured through execution of AMPS exchange

▪	Adversely Classified Credits reduced by $0.8 billion or 6.5% to $11.8 billion and significant progress made toward a negotiated resolution of the COFINA Title III proceedings

•	Insured net par reduced by $3.1 billion or 5.2% to $56.5 billion
NEW YORK, NY, August 8, 2018 (GLOBE NEWSWIRE) -- Ambac Financial Group, Inc. (Nasdaq: AMBC) ("Ambac"), a holding company whose subsidiaries, including Ambac Assurance Corporation ("AAC"), provide financial guarantees, today reported net income of $4.3 million, or $0.09 per diluted share for the second quarter of 2018, compared to net income of $305.7 million, or $6.70 per diluted share, for the first quarter of 2018. Adjusted Earnings in the second quarter of 2018 were $36.5 million, or $0.78 per diluted share, compared to Adjusted Earnings of $329.8 million, or $7.22 per diluted share in the first quarter of 2018.
The decrease in Net income and Adjusted Earnings in the second quarter of 2018 was primarily driven by the rehabilitation exit transactions, which had a materially beneficial impact on first quarter 2018 results. During the second quarter of 2018 Ambac experienced higher losses incurred, higher interest expense, lower investment income and lower derivative gains, partially offset by higher realized investment gains and lower operating expenses relative to the first quarter of 2018.
Claude LeBlanc, President and Chief Executive Officer, stated, “The second quarter of 2018 was another productive quarter for Ambac. During the quarter we made meaningful progress executing on our strategic priorities, including further deleveraging of our capital structure, improving the quality of our Book Value and Adjusted Book Value and our risk profile, progressing our major litigation and lowering costs." Mr. LeBlanc continued, "We believe we are taking the right steps to position Ambac to deliver long-term, sustainable value to our shareholders."

Ambac's Second Quarter 2018 Summary Results
			Better (Worse)
($ in millions, except per share data)	2Q2018	1Q2018	Amount	Percent
Net premiums earned	$25.8	$30.9	$(5.1)	(17)%
Net investment income	66.7	110.2	(43.5)	(39)%
Other than temporary impairment losses	(1.0)	(0.3)	(0.7)	(233)%
Net realized investment gains (losses)	47.1	4.9	42.2	861%
Net gains (losses) on interest rate derivatives	9.1	25.5	(16.4)	(64)%
Income (loss) on Variable Interest Entities ("VIEs")	0.6	0.6	—	—%
Losses and loss expenses (benefit)	32.6	(247.4)	(280.0)	(113)%
Operating expenses	26.1	36.4	10.3	28%
Interest expense	62.4	48.1	(14.3)	(30)%
Insurance intangible amortization	23.2	28.6	5.4	19%
Provision for income taxes	2.0	2.6	0.6	23%
Net income (loss) attributable to Common Stockholders	4.3	305.7	(301.4)	(99)%
Net income (loss) per diluted share	$0.09	$6.70	$(6.61)	(99)%
Adjusted earnings (loss) [1]	36.5	329.8	(293.3)	(89)%
Adjusted earnings (loss) per diluted share [1]	$0.78	$7.22	$(6.44)	(89)%
Total Ambac Financial Group, Inc. stockholders' equity	1,799.8	1,845.1	(45.3)	(2)%
Total Ambac Financial Group, Inc. stockholders' equity per share	$39.70	$40.70	$(1.00)	(2)%
Adjusted book value [1]	1,398.0	1,430.9	(32.9)	(2)%
Adjusted book value per share [1]	$30.84	$31.56	$(0.72)	(2)%
Weighted-average diluted shares outstanding (in millions)	46.5	45.7	(0.8)	(2)%
1 See Non-GAAP Financial Data section of this press release for further information

Net Premiums Earned
During the second quarter of 2018, net premiums earned were $25.8 million, compared to $30.9 million in the first quarter of 2018, including accelerations of $6.1 million and $9.4 million, respectively. Normal premiums earned decreased $1.8 million or 8% primarily due to the continued runoff of the insured portfolio. Accelerated premiums earned declined $3.3 million or 35%, due to a decrease in public finance call activity.
The following table provides a summary of net premiums earned for the three month periods ended June 30, 2018 and March 31, 2018, respectively:

	Three Months Ended
($ in millions)	June 30, 2018	March 31, 2018
Public Finance	$9.7	$10.0
Structured Finance	4.1	5.2
International Finance	5.9	6.3
Total normal premiums earned	19.7	21.5
Accelerated earnings	6.1	9.4
Total net premiums earned	$25.8	$30.9
Net Investment Income and Net Realized Investment Gains
Net investment income for the second quarter of 2018 and the first quarter of 2018 was $66.7 million and $110.2 million, respectively. Net investment income for the second quarter of 2018 decreased due to the impact of the rehabilitation exit transactions executed in the first quarter of 2018, including a reduction in the size of the investment portfolio and allocation to Ambac insured RMBS. The decrease in the fair value of the consolidated investment portfolio of approximately $0.3 billion from March 31, 2018, to $4.4 billion at June 30, 2018 was due primarily to interest payments, voluntary redemptions of the Ambac Note and secured borrowing and loss and loss adjustment expense payments during the second quarter.

Net gains on invested assets classified as trading were $3.6 million in the second quarter of 2018 compared to losses of $1.6 million in the first quarter of 2018. Second quarter 2018 net realized investment gains of $47.1 million were primarily from the sale of AAC-insured RMBS securities in connection with the re-balancing of the investment portfolio and to facilitate debt redemptions.
Losses and Loss Expenses and Loss Reserves
Losses and loss expenses for the second quarter of 2018 were $32.6 million, as compared to a benefit of $247.4 million for the first quarter of 2018.
The following table provides losses and loss expenses incurred by bond type for the three month periods ended June 30, 2018 and March 31, 2018:

	Three Months Ended
($ in millions)	June 30, 2018	March 31, 2018
RMBS	$(26.1)	$45.8
Domestic public finance	44.1	(11.3)
Student loan	(4.3)	2.9
Ambac UK	24.3	(14.9)
All other credits	(5.4)	(2.3)
Interest on deferred amounts	—	20.6
Discount on rehabilitation exit transactions	—	(288.2)
Total losses and loss expenses	$32.6	$(247.4)
Second quarter of 2018 RMBS losses and loss expenses was a benefit of $26.1 million driven by a benefit of $10.0 million related to RMBS transactions proactively terminated during the quarter and credit improvements, partially offset by loss expenses incurred and a reduction of estimated representation and warranty subrogation recoveries. First quarter of 2018 RMBS losses and loss expenses of $45.8 million were driven by higher projected losses in the RMBS portfolio mostly due to the negative impact of interest rates on excess spread and loss expenses incurred.
Domestic public finance losses and loss expenses incurred in the second quarter of 2018 were $44.1 million primarily related to Military Housing loss expenses and additions to Puerto Rico loss reserves. In the first quarter of 2018, domestic public finance losses and loss expenses were a benefit of $11.3 million primarily related to an increase in loss reserve discount rates partially offset by additions to Puerto Rico loss reserves.
Ambac UK losses and loss expenses were $24.3 million in the second quarter of 2018 primarily as a result of foreign exchange losses and an increase in interest rates. First quarter of 2018 Ambac UK losses and loss expenses were a benefit of $14.9 million primarily as a result of foreign exchange gains.
During the second quarter of 2018, net claim and loss expenses paid, net of reinsurance, were $77.9 million which included $113.4 million of losses and loss expenses paid, offset by $35.5 million of subrogation received. During the first quarter of 2018, net claim and loss expenses paid, net of reinsurance, were $62.3 million, excluding Deferred Amounts settled in connection with the rehabilitation exit transactions, which included $101.3 million of loss and loss expenses paid, offset by $39.0 million of subrogation received. Upon closing of the rehabilitation exit transactions, all claims previously allocated to AAC's Segregated Account are being paid in full effective from October 1, 2017. Included in first quarter loss payments was $22.1 million of fourth quarter 2017 deferred claims.
Gross loss and loss expense reserves (gross of reinsurance) were $181 million at June 30, 2018, and $244 million at March 31, 2018, which were net of $1.816 billion and $1.834 billion, respectively, of estimated subrogation recoveries related to AAC's pursuit of legal remedies to seek redress for breaches of representations and warranties.

The following table provides gross loss and loss expense reserves by bond type at June 30, 2018, and March 31, 2018:

($ in millions)	June 30, 2018	March 31, 2018
RMBS	$(1,264)	$(1,207)
Domestic public finance	773	756
Student loans	309	312
Ambac UK	280	282
All other credits	9	14
Loss expenses	74	87
Total loss and loss expense reserves	$181	$244
Net Gains (Losses) on Interest Rate Derivatives
Net gains on interest rate derivatives were $9.1 million for the second quarter of 2018 and $25.5 million for the first quarter of 2018. The lower gains on interest rate derivatives for the second quarter of 2018 was a result of the impact of a smaller increase in forward interest rates during the second quarter of 2018. The interest rate derivatives portfolio is positioned to benefit from rising interest rates as a partial economic hedge against interest rate exposure in AAC's insured and investment portfolios.
Expenses
Operating expenses for the second quarter of 2018 decreased by $10.3 million to $26.1 million from $36.4 million in the first quarter of 2018. The decrease in the second quarter of 2018 was due to lower expenses relating to the rehabilitation exit transactions and costs related to the Wisconsin Office of the Commissioner of Insurance ("OCI"), partially offset by expenses related to the AMPS exchange transaction (described below) and performance based compensation tied to the exit transactions. Second quarter operating expenses included $0.5 million and $1.3 million of expenses associated with rehabilitation exit transactions and the OCI, respectively, compared to $9.2 million and $4.5 million in the first quarter of 2018.
Interest expense for the second quarter of 2018 increased $14.3 million to $62.4 million from $48.1 million in the first quarter of 2018 due to higher interest costs from the issuance of the Ambac Note and Tier 2 Notes in February 2018, partially offset by the redemption of surplus notes in connection with the rehabilitation exit transactions.
Taxes and Net Operating Loss Carry-Forwards ("NOLs")
Income taxes were $2.0 million for the second quarter of 2018, compared to $2.6 million for the first quarter of 2018. The second quarter provision included $0.6 million of state income taxes and foreign income taxes of $1.4 million. The first quarter provision included $1.0 million of state income taxes and $1.6 million in deferred taxes associated with foreign subsidiaries.
At June 30, 2018, the Ambac consolidated group had approximately $3.5 billion of NOLs, including $1.4 billion at Ambac and $2.1 billion at AAC.
As a result of taxable income at AAC during 2018, AAC utilized NOLs in an amount that resulted in the accrual of $14.1 million of tolling payments. Ambac has agreed to continue to defer the tolling payment for the use of net operating losses by AAC for calendar year 2017 until such time as OCI consents to the payment.
Total Ambac Financial Group, Inc. Stockholders' Equity
Stockholders’ equity at June 30, 2018, was down 2% to $1.80 billion, or $39.70 per share compared to $1.85 billion or $40.70 per share as of March 31, 2018, due to translation losses of $53 million related to Ambac's foreign subsidiaries, partially offset by net income of $4.3 million.
Insured Portfolio
The financial guarantee insurance portfolio net par amount outstanding declined 5.2% during the quarter ended June 30, 2018, to $56.5 billion from $59.6 billion at March 31, 2018. The reduction in the insured portfolio was primarily related to decreases of $1.0 billion, $0.8 billion and $1.3 billion in the public finance, structured finance and international finance sectors, respectively. The international finance sector was impacted by the strengthening of the US dollar versus the British Pound.

Details of financial guarantee insurance portfolio are highlighted in the below table.

Net Par Outstanding	June 30, 2018	March 31, 2018
By Sector:
Public finance	51%	50%
Structured Finance	21%	21%
International	28%	29%
By Holder:
Ambac Assurance	73%	73%
Ambac UK	27%	27%
Adversely Classified Credits decreased by a net $0.8 billion, or 6.5%, to $11.8 billion in the second quarter of 2018 primarily due to runoff and termination of certain RMBS transactions resulting from AAC's remediation activity.
Subsequent Event and Other Developments

AMPS Exchange Transaction
On August 3, 2018 Ambac and AAC successfully completed an offer to exchange outstanding Auction Market Preferred Shares ("AMPS") issued by AAC. Upon closing, Ambac and AAC repurchased 22,296 of AMPS, representing 84.4% of outstanding shares with a liquidation preference of $557.4 million including $34.7 million in aggregate liquidation preference repurchased by Ambac. In connection with the transaction AAC issued $212.7 million in current principal of surplus notes with accrued interest of $96.6 million and Ambac paid $11 million cash and issued 824,307 warrants to purchase stock of Ambac, reflecting a total discount of 45% (based on the fair market value of the consideration paid). Operating expenses for the second quarter of 2018 included $2.5 million of professional fees related to this transaction. Third quarter 2018 results will include a reduction to net income attributable to common stockholders of approximately $83 million reflecting the difference between the fair value of consideration provided to AMPS holders and the carrying amount of the AMPS.
Puerto Rico
With respect to AAC’s COFINA exposure, significant progress toward a negotiated resolution of the COFINA Title III proceeding has been made, but no assurance can be given that a Plan of Adjustment acceptable to AAC will be agreed to or approved by the court overseeing COFINA’s Title III restructuring.
Non-GAAP Financial Data
In addition to reporting Ambac’s quarterly financial results in accordance with GAAP, Ambac reports two non-GAAP financial measures: Adjusted Earnings and Adjusted Book Value. A non-GAAP financial measure is a numerical measure of financial performance or financial position that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP. The most directly comparable GAAP measures are net income attributable to common stockholders for Adjusted Earnings and Total Ambac Financial Group, Inc. stockholders’ equity for Adjusted Book Value. We are presenting these non-GAAP financial measures because they provide greater transparency and enhanced visibility into the underlying drivers of our business. Adjusted Earnings and Adjusted Book Value are not substitutes for Ambac’s GAAP reporting, should not be viewed in isolation, may be subject to change, and may differ from similar reporting provided by other companies, which may define these non-GAAP measures differently.
Ambac has a significant tax NOL that is offset by a full valuation allowance in the GAAP consolidated financial statements. As a result of this and other considerations, for purposes of non-GAAP measures, we utilize a 0% effective tax rate, which is subject to change in the future.
Adjusted Earnings (Loss). Adjusted Earnings (Loss) is defined as net income (loss) attributable to common stockholders, as reported under GAAP, adjusted on an after-tax basis for the following:

•
Non-credit impairment fair value (gain) loss on credit derivatives: Elimination of the non-credit impairment fair value gains (losses) on credit derivatives, which is the amount in excess of the present value of the expected estimated credit losses. Such fair value adjustments are affected by, and in part fluctuate with, changes in market factors such as interest rates and credit spreads, including the market’s perception of Ambac’s credit risk (“Ambac CVA”), and are not expected to result in an economic gain or loss. These adjustments allow for all financial guarantee contracts to be accounted for consistent with the Financial Services – Insurance Topic of ASC, whether or not they are subject to derivative accounting rules.

•
Insurance intangible amortization: Elimination of the amortization of the financial guarantee insurance intangible asset that arose as a result of Ambac’s emergence from bankruptcy and the implementation of Fresh Start reporting. This adjustment ensures that all financial guarantee contracts are accounted for consistent with the provisions of the Financial Services – Insurance Topic of the ASC.

•
Foreign exchange (gains) losses: Elimination of the foreign exchange gains (losses) on the re-measurement of assets, liabilities and transactions in non-functional currencies. This adjustment eliminates the foreign exchange gains (losses) on all assets, liabilities and transactions in non-functional currencies, which enables users of our financial statements to better view the business results without the impact of fluctuations in foreign currency exchange rates, particularly as assets held in non-functional currencies have grown, and facilitates period-to-period comparisons of Ambac's operating performance.

Adjusted Earnings were $36.5 million, or $0.78 per diluted share, for the second quarter 2018 as compared to Adjusted Earnings of $329.8 million or $7.22 per diluted share, for the first quarter of 2018. Adjusted Earnings for the second quarter 2018 relative to Adjusted Earnings for the first quarter of 2018 resulted mostly from gains, reflected in losses and loss expenses, in connection with the rehabilitation exit transactions in the first quarter of 2018.
The following table reconciles net income (loss) attributable to common stockholders to the non-GAAP measure, Adjusted Earnings (Loss), for the three month periods ended June 30, 2018, and March 31, 2018, respectively:

	Three Months Ended
	June 30, 2018		March 31, 2018
($ in millions, other than per share data)	$ Amount	Per Diluted Share	$ Amount	Per Diluted Share
Net income (loss) attributable to common stockholders	$4.3	$0.09	$305.7	$6.70
Adjustments:
Non-credit impairment fair value (gain) loss on credit derivatives	0.3	0.01	0.5	0.01
Insurance intangible amortization	23.2	0.50	28.6	0.63
Foreign exchange (gains) losses	8.6	0.18	(5.0)	(0.12)
Adjusted Earnings (loss)	$36.5	$0.78	$329.8	$7.22
Weighted-average diluted shares outstanding (in millions)		46.5		45.7
Adjusted Book Value. Adjusted Book Value is defined as Total Ambac Financial Group, Inc. stockholders’ equity as reported under GAAP, adjusted for after-tax impact of the following:

•
Non-credit impairment fair value losses on credit derivatives: Elimination of the non-credit impairment fair value loss on credit derivatives, which is the amount in excess of the present value of the expected estimated economic credit loss. GAAP fair values are affected by, and in part fluctuate with, changes in market factors such as interest rates, credit spreads, including Ambac’s CVA that are not expected to result in an economic gain or loss. These adjustments allow for all financial guarantee contracts to be accounted for within Adjusted Book Value consistent with the provisions of the Financial Services—Insurance Topic of the ASC, whether or not they are subject to derivative accounting rules.

•
Insurance intangible asset: Elimination of the financial guarantee insurance intangible asset that arose as a result of Ambac’s emergence from bankruptcy and the implementation of Fresh Start reporting. This adjustment ensures that all financial guarantee contracts are accounted for within Adjusted Book Value consistent with the provisions of the Financial Services—Insurance Topic of the ASC.

•
Net unearned premiums and fees in excess of expected losses: Addition of the value of the unearned premium revenue ("UPR") on financial guarantee contracts, in excess of expected losses, net of reinsurance. This non-GAAP adjustment presents the economics of UPR and expected losses for financial guarantee contracts on a consistent basis. In accordance with GAAP, stockholders’ equity reflects a reduction for expected losses only to the extent they exceed UPR. However, when expected losses are less than UPR for a financial guarantee contract, neither expected losses nor UPR have an impact on stockholders’ equity. This non-GAAP adjustment adds UPR in excess of expected losses, net of reinsurance, to stockholders’ equity for financial guarantee contracts where expected losses are less than UPR.

•
Net unrealized investment (gains) losses in Accumulated Other Comprehensive Income: Elimination of the unrealized gains and losses on the Company’s investments that are recorded as a component of accumulated other comprehensive income (“AOCI”). The AOCI component of the fair value adjustment on the investment portfolio may differ from realized gains and losses ultimately recognized by the Company based on the Company’s investment strategy. This adjustment only allows for such gains and losses in Adjusted Book Value when realized.

Adjusted Book Value was $1.398 billion, or $30.84 per share, at June 30, 2018, as compared to $1.431 billion, or $31.56 per share, at March 31, 2018. The decrease in Adjusted Book Value was primarily attributable to foreign currency losses partially offset by Adjusted Earnings for the three months ended June 30, 2018.
The following table reconciles Total Ambac Financial Group, Inc. stockholders’ equity to the non-GAAP measure Adjusted Book Value as of each date presented:

	June 30, 2018		March 31, 2018
($ in millions, other than per share data)	$ Amount	Per Share	$ Amount	Per Share
Total Ambac Financial Group, Inc. stockholders’ equity	$1,799.8	$39.70	$1,845.1	$40.70
Adjustments:
Non-credit impairment fair value losses on credit derivatives	1.3	0.03	1.0	0.02
Insurance intangible asset	(786.2)	(17.34)	(833.0)	(18.37)
Net unearned premiums and fees in excess of expected losses	536.7	11.84	570.9	12.59
Net unrealized investment (gains) losses in Accumulated Other Comprehensive Income	(153.6)	(3.39)	(153.1)	(3.38)
Adjusted Book Value	$1,398.0	$30.84	$1,430.9	$31.56
Shares outstanding (in millions)		45.3		45.3

Earnings Call and Webcast
On August 9, 2018 at 8:30am ET, Claude LeBlanc, President and Chief Executive Officer, and David Trick, Executive Vice President and Chief Financial Officer, will discuss second quarter 2018 results during a conference call. A live audio webcast of the call will be available through the Investor Relations section of Ambac’s website, http://ir.ambac.com/events.cfm. Participants may also listen via telephone by dialing (877) 407-9716 (Domestic) or (201) 493-6779 (International).
The webcast will be archived on Ambac's website. A replay of the call will be available through August 23, 2018, and can be accessed by dialing (Domestic) (844) 512-2921 or (International) (412) 317-6671; and using ID#13681829.
Additional information is included in an operating supplement and presentations at Ambac's website at www.ambac.com.
About Ambac
Ambac Financial Group, Inc. (“Ambac” or “AFG”), headquartered in New York City, is a holding company whose subsidiaries, including its principal operating subsidiaries, Ambac Assurance Corporation (“Ambac Assurance or AAC”), Everspan Financial Guarantee Corp. and Ambac Assurance UK Limited (“Ambac UK”), provide financial guarantees of obligations in both the public and private sectors globally. AAC is a guarantor of public finance and structured finance obligations. Ambac’s common stock trades on the NASDAQ Global Select Market under the symbol “AMBC”. The Amended and Restated Certificate of Incorporation of Ambac contains substantial restrictions on the ability to transfer Ambac’s common stock. Subject to limited exceptions, any attempted transfer of common stock shall be prohibited and void to the extent that, as a result of such transfer (or any series of transfers of which such transfer is a part), any person or group of persons shall become a holder of 5% or more of Ambac’s common stock or a holder of 5% or more of Ambac’s common stock increases its ownership interest. Ambac is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, we use our website to convey information about our businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information, and the posting of updates to the status of certain residential mortgage backed securities litigations. For more information, please go to www.ambac.com.
Contact
Lisa A. Kampf
Managing Director, Investor Relations
(212) 208-3177
lkampf@ambac.com

Forward-Looking Statements
In this press release, statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “plan,” “believe,” “anticipate,” “intend,” “planned,” “potential” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” “could,” and “may,” or the negative of those expressions or verbs, identify forward-looking statements. We caution readers that these statements are not guarantees of future performance. Forward-looking statements are not historical facts but instead represent only our beliefs regarding future events, which may by their nature be inherently uncertain and some of which may be outside our control. These statements may relate to plans and objectives with respect to the future, among other things which may change. We are alerting you to the possibility that our actual results may differ, possibly materially, from the expected objectives or anticipated results that may be suggested, expressed or implied by these forward-looking statements. Important factors that could cause our results to differ, possibly materially, from those indicated in the forward-looking statements include, among others, those discussed under “Risk Factors” in our most recent SEC filed quarterly or annual report.
Any or all of management’s forward-looking statements here or in other publications may turn out to be incorrect and are based on management’s current belief or opinions. Ambac’s actual results may vary materially, and there are no guarantees about the performance of Ambac’s securities. Among events, risks, uncertainties or factors that could cause actual results to differ materially are: (1) the highly speculative nature of Ambac’s common stock and volatility in the price of Ambac’s common stock; (2) uncertainty concerning the Company’s ability to achieve value for holders of its securities, whether from Ambac Assurance Corporation ("Ambac Assurance") or from transactions or opportunities apart from Ambac Assurance; (3) adverse effects on Ambac’s share price resulting from future offerings of debt or equity securities that rank senior to Ambac’s common stock; (4) potential of rehabilitation proceedings against Ambac Assurance; (5) dilution of current shareholder value or adverse effects on Ambac’s share price resulting from the issuance of additional shares of common stock; (6) inadequacy of reserves established for losses and loss expenses and possibility that changes in loss reserves may result in further volatility of earnings or financial results; (7) decisions made by Ambac Assurance's primary insurance regulator for the benefit of policyholders that may result in material adverse consequences for holders of the Company’s securities or holders of securities issued or insured by Ambac Assurance; (8) increased fiscal stress experienced by issuers of public finance obligations or an increased incidence of Chapter 9 filings or other restructuring proceedings by public finance issuers; (9) failure to recover claims paid on Puerto Rico exposures or incurrence of losses in amounts higher than expected; (10) the Company’s inability to realize the expected recoveries included in its financial statements; (11) changes in Ambac Assurance’s estimated representation and warranty recoveries or loss reserves over time; (12) insufficiency or unavailability of collateral to pay secured obligations; (13) credit risk throughout the Company’s business, including but not limited to credit risk related to residential mortgage-backed securities, student loan and other asset securitizations, public finance obligations and exposures to reinsurers; (14) credit risks related to large single risks, risk concentrations and correlated risks; (15) concentration and essentiality risk in connection with Military Housing insured debt; (16) the risk that the Company’s risk management policies and practices do not anticipate certain risks and/or the magnitude of potential for loss; (17) risks associated with adverse selection as the Company’s insured portfolio runs off; (18) adverse effects on operating results or the Company’s financial position resulting from measures taken to reduce risks in its insured portfolio; (19) intercompany disputes or disputes with Ambac Assurance's primary insurance regulator; (20) our inability to mitigate or remediate losses, commute or reduce insured exposures or achieve recoveries or investment objectives, or the failure of any transaction intended to accomplish one or more of these objectives to deliver anticipated results; (21) the Company’s substantial indebtedness could adversely affect its financial condition and operating flexibility; (22) the Company may not be able to obtain financing or raise capital on acceptable terms or at all due to its substantial indebtedness and financial condition; (23) the Company may not be able to generate the significant amount of cash needed to service its debt and financial obligations, and may not be able to refinance its indebtedness; (24) restrictive covenants in agreements and instruments may impair the Company’s ability to pursue or achieve its business strategies; (25) loss of control rights in transactions for which we provide insurance due to a finding that Ambac Assurance has defaulted, whether due to the Segregated Account rehabilitation proceedings or otherwise; (26) the Company’s results of operation may be adversely affected by events or circumstances that result in the accelerated amortization of the Company’s insurance intangible asset; (27) adverse tax consequences or other costs resulting from the Segregated Account rehabilitation plan, or from the characterization of the Company’s surplus notes or other obligations as equity; (28) risks attendant to the change in composition of securities in the Company’s investment portfolio; (29) changes in tax law; (30) changes in prevailing interest rates; (31) changes on inter-bank lending rate reporting practices or the method pursuant to which LIBOR rates are determined; (32) factors that may influence the amount of installment premiums paid to the Company, including the Segregated Account rehabilitation proceedings; (33) default by one or more of Ambac Assurance's portfolio investments, insured issuers or counterparties; (34) market risks impacting assets in the Company’s investment portfolio or the value of our assets posted as collateral in respect of interest rate swap transactions; (35) risks relating to determinations of amounts of impairments taken on investments; (36) the risk of litigation and regulatory inquiries or investigations, and the risk of adverse outcomes in connection therewith, which could have a material adverse effect on the Company’s business, operations, financial position, profitability or cash flows; (37) actions of stakeholders whose interests are not aligned with broader interests of the Company's stockholders; (38) the Company’s inability to realize value from Ambac UK or other subsidiaries of Ambac Assurance; (39) system security risks; (40) market spreads and pricing on interest rate derivative insured or issued by the Company; (41) the risk of volatility in income and earnings, including volatility due to the application of fair value accounting; (42) changes in accounting principles or practices that may impact the Company’s reported financial results; (43) legislative and regulatory developments, including intervention by regulatory authorities; (44) the economic impact of “Brexit” may have an adverse effect on the Company’s insured international portfolio and the value of its foreign investments, both of which primarily reside with its subsidiary Ambac UK; (45) operational risks, including with respect to internal processes, risk and investment models, systems and employees, and failures in services or products provided by third parties; (46) the Company’s financial position that may prompt departures of key employees and may impact the Company’s ability to attract qualified executives and employees; (47) implementation of new tax legislation signed into law on December 22, 2017 (commonly known as the “Tax Cuts and Jobs Act”) may have unexpected consequences for the Company and the value of its securities, particularly its common shares; (48) implementation of the Tax Cuts and Jobs Act may negatively impact the economic recovery of Puerto Rico, which could result in higher loss severities or an extended moratorium on debt service owed on Ambac Assurance-insured bonds of Puerto Rico and its instrumentalities; (49) implementation of the Tax Cuts and Jobs Act could have a negative impact on municipal issuers of Ambac-insured bonds; (50) fluctuations in foreign currency exchange rates could adversely impact the insured portfolio in the event of loss reserves or claim payments denominated in a currency other than US dollars and the value of non-US dollar denominated securities in our investment portfolio; and (51) other risks and uncertainties that have not been identified at this time.

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Income (Loss) (Unaudited)

	Three Months Ended
($ in Thousands, except share data)	June 30, 2018	March 31, 2018
Revenues:
Net premiums earned	$25,836	$30,883
Net investment income:
Securities available-for-sale and short-term	61,742	110,551
Other investments	4,920	(311)
Total net investment income	66,662	110,240
Other-than-temporary impairment losses:
Total other-than-temporary impairment losses	(1,010)	(341)
Portion of other-than-temporary impairment recognized in other comprehensive income	(4)	42
Net other-than-temporary impairment losses recognized in earnings	(1,014)	(299)
Net realized investment gains (losses)	47,148	4,862
Change in fair value of credit derivatives:
Realized gains and other settlements	91	106
Unrealized gains (losses)	(308)	(452)
Net change in fair value of credit derivatives	(217)	(346)
Net gains (losses) on interest rate derivatives	9,149	25,537
Net realized gains on extinguishment of debt	6	3,115
Other income (expense)	2,491	(509)
Income (loss) on variable interest entities	577	574
Total revenues	150,638	174,057
Expenses:
Losses and loss expense (benefit)	32,579	(247,395)
Insurance intangible amortization	23,242	28,636
Operating expenses	26,063	36,434
Interest expense	62,446	48,073
Total expenses	144,330	(134,252)
Pre-tax income (loss)	6,308	308,309
Provision for income taxes	1,995	2,605
Net income (loss) attributable to common stockholders	$4,313	$305,704

Net income (loss) per basic share	$0.09	$6.72
Net income (loss) per diluted share	$0.09	$6.70

Weighted-average number of common shares outstanding:
Basic	45,683,058	45,471,083
Diluted	46,472,375	45,653,471

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Income (Loss) (Unaudited)

	Six Months Ended June 30,
($ in Thousands, except share data)	2018	2017
Revenues:
Net premiums earned	$56,719	$90,765
Net investment income:
Securities available-for-sale and short-term	172,293	154,093
Other investments	4,609	12,626
Total net investment income	176,902	166,719
Other-than-temporary impairment losses:
Total other-than-temporary impairment losses	(1,351)	(22,917)
Portion of other-than-temporary impairment recognized in other comprehensive income	38	17,212
Net other-than-temporary impairment losses recognized in earnings	(1,313)	(5,705)
Net realized investment gains (losses)	52,010	(716)
Change in fair value of credit derivatives:
Realized gains and other settlements	197	1,333
Unrealized gains (losses)	(760)	6,343
Net change in fair value of credit derivatives	(563)	7,676
Net gains (losses) on interest rate derivatives	34,686	32,554
Net realized gains on extinguishment of debt	3,121	4,920
Other income (expense)	1,982	778
Income (loss) on variable interest entities	1,151	2,482
Total revenues	324,695	299,473
Expenses:
Losses and loss expense (benefit)	(214,816)	201,111
Insurance intangible amortization	51,878	70,996
Operating expenses	62,497	59,428
Interest expense	110,519	59,806
Total expenses	10,078	391,341
Pre-tax income (loss)	314,617	(91,868)
Provision for income taxes	4,600	26,463
Net income (loss) attributable to common stockholders	$310,017	$(118,331)

Net income (loss) per basic share	$6.80	$(2.61)
Net income (loss) per diluted share	$6.73	$(2.61)

Weighted-average number of common shares outstanding:
Basic	45,577,656	45,330,946
Diluted	46,097,647	45,330,946

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets (Unaudited)

($ in Thousands, except share data)	June 30, 2018	March 31, 2018
Assets:
Investments:
Fixed income securities, at fair value (amortized cost: $3,355,223 and $3,713,908)	$3,514,927	$3,871,938
Fixed income securities pledged as collateral, at fair value (amortized cost: $84,641 and $84,240)	84,641	84,240
Short-term investments, at fair value (amortized cost: $393,516 and $321,210)	393,447	321,119
Other investments (includes $356,899 and $383,687 at fair value)	394,396	419,896
Total investments	4,387,411	4,697,193
Cash and cash equivalents	44,398	38,485
Receivable for securities	82,513	2,376
Investment income due and accrued	12,157	20,457
Premium receivables	553,958	580,707
Reinsurance recoverable on paid and unpaid losses	39,071	38,825
Deferred ceded premium	47,886	49,631
Subrogation recoverable	1,876,188	1,894,778
Loans	10,007	10,643
Derivative assets	56,510	60,196
Current taxes	34,619	20,180
Insurance intangible asset	786,208	833,040
Other assets	33,631	36,332
Variable interest entity assets:
Fixed income securities, at fair value	2,756,924	2,955,763
Restricted cash	1,052	1,134
Loans, at fair value	10,751,199	11,558,331
Derivative assets	60,403	46,260
Other assets	1,088	3,635
Total assets	$21,535,223	$22,847,966
Liabilities and Stockholders’ Equity:
Liabilities:
Unearned premiums	$721,689	$762,240
Loss and loss expense reserves	2,057,334	2,139,101
Ceded premiums payable	35,594	36,451
Deferred taxes	32,781	34,804
Long-term debt	2,796,389	2,957,732
Accrued interest payable	237,558	244,199
Derivative liabilities	67,648	71,584
Other liabilities	58,191	55,209
Payable for securities purchased	16,556	8,849
Variable interest entity liabilities:
Accrued interest payable	550	3,005
Long-term debt, at fair value	11,454,746	12,270,124
Derivative liabilities	1,992,227	2,155,456
Other liabilities	39	47
Total liabilities	19,471,302	20,738,801
Stockholders’ equity:
Preferred stock, par value $0.01 per share; 20,000,000 shares authorized; issued and outstanding shares—none	—	—
Common stock, par value $0.01 per share; 130,000,000 shares authorized; issued and outstanding shares: 45,365,170 and 45,365,170	454	454
Additional paid-in capital	208,328	204,172
Accumulated other comprehensive income	45,854	99,476
Retained earnings	1,545,702	1,541,464
Treasury stock, shares at cost: 32,956 and 32,956	(527)	(511)
Total Ambac Financial Group, Inc. stockholders’ equity	1,799,811	1,845,055
Noncontrolling interest	264,110	264,110
Total stockholders’ equity	2,063,921	2,109,165
Total liabilities and stockholders’ equity	$21,535,223	$22,847,966